Exhibit 99.1

FOR IMMEDIATE RELEASE

TITAN PHARMACEUTICALS COMPLETES $5 MILLION LOAN

South San Francisco, CA – September 28, 2010 – Titan Pharmaceuticals, Inc. (TTNP:OB) today announced that it has entered into an Amended Loan and Security Agreement with Oxford Finance Corporation (“Oxford”) for an additional $5 million term loan. The loan bears interest at the rate of 13% per annum and is payable over 39 months, with interest only payments during the first nine months. The loan is secured by all of Titan’s assets and can be repaid in full at any time. Under the terms of the agreement, Titan paid Oxford an initial facility fee of $125,000 and is required to make a final payment fee of $300,000 which may be reduced to $175,000, under certain circumstances, if the loan is repaid within one year. Oxford also received five-year warrants to purchase 287,356 shares at an exercise price of $.87, which is the lesser of the 10-day trailing average market price or the market price on the day immediately preceding the closing.

“This financing together with the funds available through the NIH grant provides Titan with the resources necessary to complete the confirmatory Phase 3 study of Probuphine™ currently in progress, and have results available in the second quarter of next year” said Sunil Bhonsle, President of Titan.

“The board is very pleased with the rapid progress made in the ongoing Phase 3 clinical study of Probuphine, and also with the opportunity to present scientific information on this important product to international scientists and clinicians at the International Society of Addiction Medicine Conference on October 6, 2010” said Marc Rubin MD, Executive Chairman of Titan.

The warrants described above have not been registered under the Securities Act or state securities laws and may not be offered or sold in the United States absent registration with the SEC or an applicable exemption from the registration requirements.

About Titan Pharmaceuticals

For information concerning Titan Pharmaceuticals, Inc., please visit the Company’s website at www.titanpharm.com.

The press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, any statements relating to the Company’s development program and any other statements that are not historical facts. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in development, testing, regulatory approval, production and marketing of the Company’s drug candidates, adverse side effects or inadequate therapeutic efficacy of the Company’s drug candidates that could slow or prevent product development or commercialization, the uncertainty of patent protection for the Company’s intellectual property or trade secrets, and the Company’s ability to obtain additional financing. Such statements are based on management’s current expectations, but actual results may differ materially due to various factors, including those risks and uncertainties mentioned or referred to in this press release.

CONTACT:

Titan Pharmaceuticals, Inc.

Sunil Bhonsle, 650-244-4990

President

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